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                                                                    EXHIBIT 10.3

             SEPARATION AGREEMENT AMENDING CERTAIN PRIOR AGREEMENTS
                          (INCLUDING GENERAL RELEASE)

This Separation Agreement Amending Certain Prior Agreements (Including General Release) ("Agreement") is executed August 3, 2001, to be effective July 16, 2001, by and between BINDVIEW CORPORATION (a registered assumed name of BindView Development Corporation), a Texas corporation ("BindView" or "the Company") and KEVIN M. WEISS, a resident of Harris County, Texas ("you").

1. You and BindView previously entered into an Executive Employment Agreement effective as of October 2, 2000 ("Employment Agreement") under which you were employed as Senior Vice President and Chief Marketing Officer of the Company. You and BindView likewise previously entered into a Nonqualified Stock Option Agreement effective as of October 2, 2000 (the "2000 Option Agreement") and a Nonqualified Stock Option Agreement effective as of May 1, 2001 (the "2001 Option Agreement") (collectively the "Option Agreements"). The 2001 Option Agreement relates to a grant to you of an option to purchase 200,000 shares of the Company's stock at an exercise price of $2.90 per share (referred to as "200,000 options"). BindView has not granted you any other options to purchase the Company's stock.

2. This Agreement amends the Employment Agreement and the Option Agreements to conclusively establish the severance payment due to you and the vesting and exercisability of your options and to set forth a general release of BindView. The Employment Agreement and the Option Agreements otherwise remain in full force and effect except as modified by this Agreement.

3. You and BindView agree that you are resigning from the Company because of a restructuring of the Company's marketing functions that materially changed your responsibilities to the Company, and that such restructuring constitutes "Good Reason" for resignation under Section 5(b)(2) of the Employment Agreement. Your last day of employment is the first date written above.

4. Because you are resigning for Good Reason, you are entitled to a one-year severance period under the Employment Agreement. Under Section 4(c)(3) of the Employment Agreement, you have elected to receive your salary- and bonus payments for the severance period in a single lump sum discounted to present value at the rate of 8% per annum; such discounted amount, less applicable tax and health-insurance withholding, will be paid to you upon your execution and delivery of this Agreement to us. The discounted amount is as follows; you acknowledge receipt of such discounted amount less withholding:

Salary component                                         $ 191,902.00
Bonus component                                          $ 188,502.00
TOTAL SEVERANCE PAYMENT                                  $ 380,404.00

5. Per the Employment Agreement, you are entitled to continue on the Company's health-insurance plan until July 16, 2002. If you notify BindView in writing that you no longer wish to continue participating in such plan, the Company will refund to you the unused amounts withheld from your severance payment for the employee portion of the applicable premium, at the rate of $150 per month times the number of full months remaining between the date the Company receives such notice and July 16, 2002.

6. Except as set forth above, the Company is not obligated to make any other payment to you in connection with your resignation.


WEISS SEPARATION AGREEMENT                                                PAGE 1
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7. Because you are resigning for Good Reason, the vesting of your 200,000 options under the 2001 Option Agreement has been accelerated by one year pursuant to the terms of your Employment Agreement. Because of the acceleration of vesting, 50,000 of your options under the 2001 Option Agreement are now vested and normally would be required to be exercised no later than October 12, 2001. At your request, BindView agrees to the following (referred to as the "Extended-Look Clause"): (i) You will have until July 16, 2002, in which to exercise such 50,000 vested options to the extent you so desire, in accordance with the terms and conditions of the 2001 Option Agreement; (ii) any of such 50,000 vested options that have not been exercised by then will be forfeited and canceled; and (iii) all of your other options, under either of the Option Agreements, are hereby forfeited and cancelled effective immediately. The Extended-Look Clause is subject to your Revocation Right in paragraph 9.

8. In consideration of the Extended-Look Clause, you, for yourself, your attorneys, heirs, executors, administrators, successors, and assigns, do fully release and discharge BindView, its parent, subsidiary, and affiliate corporations, and related companies, as well as all predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, heirs, executors, attorneys, and administrators (hereinafter "BindView, et al."), from all suits, causes of action, and/or claims of any nature whatsoever, whether known, unknown, or unforeseen, which you have or may have against BindView, et al., arising out of any event, transaction, or matter that occurred before the date of your signing of this Agreement. You covenant that neither you, nor any person, organization, or other entity on your behalf, will sue BindView, et al., or initiate any type of action for damages, against BindView, et al. with respect to any event, transaction, or matter that occurred before the date of your signing of this Agreement. You understand and agree that the release and discharge in this paragraph (the "Release") is a GENERAL RELEASE.

9. This Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination, (including, but not limited to, discrimination on the basis of race, sex, religion, national origin, age, disability or any other protected status, and coming within the scope of Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, or any other applicable state or federal statute), claims concerning recruitment, hiring, salary rate, severance pay, wages or benefits due, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by you or on your behalf in any suit, charge of discrimination, or claim against BindView, et al.

10. Unless required to do so by subpoena, you agree not to disseminate or disclose the terms of this Agreement, the discussions leading to this Agreement, or any subsidiary undertakings required by this Agreement, including but not limited to the fact of the Release, except to your legal counsel or tax advisers as may become necessary. You further agree that no part of this Agreement or the Release is to be used as or admitted into evidence in any proceeding of any character, judicial, administrative or otherwise, now pending or subsequently instituted.

11. You acknowledge that you have been given an opportunity of forty-five (45) days to consider the Release and that you have been encouraged by BindView to discuss fully the terms of this Agreement, including the Release, with legal counsel of your own choosing. Moreover, for a period of seven (7) days following your execution of this Agreement, you shall have the right to revoke the waiver of claims


WEISS SEPARATION AGREEMENT                                                PAGE 2
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arising under the Age Discrimination in Employment Act ("ADEA"), a federal statute that prohibits employers from discriminating against employees who are over the age of 40 (referred to as the "Revocation Right"). If you elect to exercise the Revocation Right within this seven-day period, you must inform BindView by delivering a written notice of revocation to D. C. Toedt, Vice President and General Counsel, at BindView no later than 5:00 p.m. on the seventh calendar day after you sign this Agreement. If you do so, then (i) the Release shall be voided as to claims arising under the ADEA, (ii) the Release shall remain in full force and effect as to any and all other claims, (iii) the Extended-Look Clause, including but not limited to the provision for immediate forfeiture of certain stock options, shall be voided, and (iv) all of your vested options to purchase BindView stock, under either of the Option Agreements, must be exercised on or before October 12, 2001, and any options not exercised by then will be forfeited and cancelled at that time.

12. You agree that except as expressly provided otherwise in this Agreement, the Release may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, except by an instrument in writing signed by you and a duly authorized member of the management of BindView.

13. You understand and agree that neither this Agreement nor the Release constitutes an admission of liability or wrongdoing on the part of BindView, et al. You affirm that no other representations, promises, or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement.

BINDVIEW CORPORATION, BY:                          EXECUTIVE


---------------------------                        -----------------------------
Eric J. Pulaski, President                         Kevin M. Weiss
and Chief Executive Officer


WEISS SEPARATION AGREEMENT                                                PAGE 3